EXHIBIT 99.1
News Release
Contacts:	Media - Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826
Investors – Albert E. Ferrara, Jr., Senior Vice President, Finance & CFO (513) 425-2888

IAM Members Ratify New Labor Agreement For Middletown Works

WEST CHESTER, OH, April 19, 2011—AK Steel Corporation (NYSE: AKS) said today that members of the International Association of Machinists and Aerospace Workers (IAM), Local Lodge 1943, have ratified a new labor agreement covering about 1,700 hourly production and maintenance employees at the company’s Middletown (OH) Works.  The new agreement took effect today upon ratification, and is scheduled to expire September 15, 2014.  The previous agreement was set to expire September 15, 2011.
“We are pleased to have reached a new labor contract well ahead of the expiration date, and which provides a competitive agreement for AK Steel and its Middletown Works employees,” said James L. Wainscott, Chairman, President and CEO of AK Steel.
AK Steel said the new agreement includes a $1,500 lump sum payment within 10 days of ratification to each represented employee covered by the contract, as well as base wage increases of $0.50 per hour on September 15, 2011 and September 15, 2012.  The new agreement also calls for establishment of a company-paid fund administered by the company and the union to provide reimbursement for specified maintenance and other job training programs.  The company also agreed to increase its contribution rate to the IAM National Pension Fund in 2011, 2012 and 2013.
AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, appliance, construction and electrical power generation and distribution markets.  The company employs about 6,200 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio.  Additional information about AK Steel is available on the company's web site at www.aksteel.com.  AK Tube LLC, a wholly owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana.  AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets.  Additional information about AK Tube LLC is available on its web site at www.aktube.com.

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